Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
Centennial Resource Development, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	Other	20,206,314 (2)	$ 7.79 (3)	$ 157,407,186	0.0000927	$ 14,591.65
Total Offering Amounts					$ 157,407,186		$ 14,591.65
Total Fee Offsets							-
Net Fee Due							$ 14,591.65

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall be deemed to cover any additional shares of Class A Common Stock, par value $0.0001 per share, of the Registrant (“Common Stock”) that may from time to time be offered or issued pursuant to the Centennial Resource Development, Inc. 2016 Long Term Incentive Plan, as amended or restated from time to time (the “Plan”) by reason of stock splits, stock dividends or similar transactions.

(2)	Consists of shares of Common Stock issuable under the terms of the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act based on the average of the high and low prices of the Common Stock reported on the NASDAQ Capital Market on April 27, 2022.